SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Under Rule 14a-12

ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at the San Mateo Marriott located at 1770 S. Amphlett Boulevard, San Mateo, California on June 30, 2003, at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. As discussed in the Proxy Statement, returning the proxy or voting instruction card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI

Director, President and Chief Executive Officer

Sunnyvale, California

May 19, 2003

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 30, 2003

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Ariba, Inc. (the “Company”) will be held at the San Mateo Marriott located at 1770 S. Amphlett Boulevard, San Mateo, California on June 30, 2003, at 8:00 a.m. for the following purposes:

1.    To elect one (1) member of the Board of Directors to serve until the 2006 annual meeting of stockholders of the Company or until such person’s successor has been duly elected and qualified;

2.    To ratify the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2003; and

3.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on May 12, 2003, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 807 11th Avenue, Sunnyvale, California, 94089 during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

James W. Frankola

Executive Vice President and Chief Financial Officer

Sunnyvale, California

May 19, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 30, 2003

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ariba, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the San Mateo Marriott located at 1770 S. Amphlett Boulevard, San Mateo, California on June 30, 2003, at 8:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 19, 2003.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock (the “Common Stock”) is the only type of security entitled to vote at the Annual Meeting. On May 12, 2003, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 268,410,014 shares of Common Stock outstanding. Each stockholder of record on May 12, 2003 is entitled to one vote for each share of Common Stock held by such stockholder on May 12, 2003. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal No. 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.    Ratification of the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2003 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, EquiServe, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you, together with a voting instruction card, by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominee for election to the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The Company has hired The Altman Group to assist the Company in the distribution of proxy materials. The Company will pay a fee for such services of $1,375 plus out-of-pocket expenses. The Company has agreed to indemnify The Altman Group against certain liabilities arising out of or in connection with its performance of these services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on May 12, 2003 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to May 12, 2003, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors with each class of directors serving three-year terms that end in successive years. The Company currently has authorized seven directors. The class of directors standing for election at the Annual Meeting consists of two directors. Keith J. Krach and Robert C. Kagle, the two current members of the class, will not stand for re-election at the Annual Meeting. One director will be elected at the Annual Meeting to serve until the 2006 annual meeting of stockholders of the Company or until his successor is elected and qualified. The Company plans to fill the remaining vacancy in the class existing after the Annual Meeting as soon as reasonably practicable.

Richard A. Kashnow is being nominated for election to the Board of Directors (the “Nominee”). Mr. Kashnow was elected a director of the Company on April 30, 2003 in the class of directors that stands for election at the Company’s Annual Meeting of Stockholders in 2004. He will resign as a director of that class immediately prior to the Annual Meeting in order to stand for election at the Annual Meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominee listed below unless otherwise instructed. In the event the Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that the Nominee is unable or will decline to serve as a director. The individual receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected director of the Company. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than one (1) individual.

Mr. Kashnow’s age as of April 30, 2003, his position and offices held with the Company and certain biographical information are set forth below.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Richard A. Kashnow	61	2006	Director

Richard A. Kashnow has served as a director of the Company since April 30, 2003. Since February 2003, Mr. Kashnow has been self-employed as a consultant. From August 1999 until January 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing services company. From October 1995 until its acquisition by Tyco in August 1999, Mr. Kashnow served as Chairman, Chief Executive Officer and President of Raychem Corporation, a technology company specializing in electronic components and engineered materials. In addition to serving as a director of the Company, he is also a member of the board of directors of ParkerVision, Inc. Mr. Kashnow holds a Bachelor of Science degree in physics from Worcester Polytechnic Institute, and a Ph.D. in solid state physics from Tufts University.

Set forth below is information regarding each of the continuing directors of the Company, including his age as of April 30, 2003, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Director—Term Ending in 2004

Richard F. Wallman, age 52, has served as a director of the Company since October 2002. Since March 1995, Mr. Wallman has served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., an aerospace company, and Allied Signal, Inc. (prior to its merger with Honeywell). From April 1994 to March 1995, Mr. Wallman also served as Vice President and Controller of International Business Machines Corp. Mr. Wallman holds a Bachelor of Science degree in electrical engineering from Vanderbilt University, and a Master of Business Administration from the University of Chicago Graduate School of Business.

Continuing Directors—Term Ending in 2005

Robert M. Calderoni, age 43, has served as the Company’s President and Chief Executive Officer and a director since October 2001. From October 2001 to December 2001, Mr. Calderoni also served as the Company’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of the Company from November 2000 to January 2001. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, a provider of hardware and software products and Internet-based services. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert E. Knowling, Jr., age 47, has served as a director of the Company since July 2000. Since January 2003, Mr. Knowling has served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From February 2001 to January 2003, Mr. Knowling served as Chairman and Chief Executive Officer of Internet Access Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from July 1998 to October 2000. He also served as Chairman of the Board of Directors of Covad from September 1999 to October 2000. In August 2001, Covad filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Prior to joining Covad, he served as Executive Vice President of Operations and Technologies from October 1997 to July 1998 and as Vice President of Network Operations from March 1996 to September 1997 at US West Communications, a communications company acquired by Qwest Communications International Inc. in 2000. In addition to serving as a director of the Company, he is also a member of the boards of directors of Hewlett-Packard Company, a global technology company, and Heidrick & Struggles International, an executive search firm. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2002, the Board of Directors held seven meetings and did not act by written consent in lieu of a meeting on any occasion. For the fiscal year, each of the current directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. The Board of Directors has an Audit Committee, Compensation Committee, Stock Option Committee and Nominating Committee.

Audit Committee.    During the fiscal year ended September 30, 2002, the Audit Committee of the Board of Directors (the “Audit Committee”) held five meetings and acted by written consent in lieu of a meeting on one occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s accountants, the scope of the annual audits, fees to be paid to the Company’s accountants, the performance of the Company’s accountants and the accounting practices of the Company. The chair of the Audit Committee is Mr. Wallman, and the other members of the Audit Committee are Messrs. Kagle and Knowling.

Compensation Committee.    During the fiscal year ended September 30, 2002, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held one meeting and acted by written consent in lieu of a meeting on eight occasions. The Compensation Committee administers the Company’s stock option plans, reviews the performance of the executive officers of the Company, establishes compensation programs for the officers and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the Company’s stock option plans. The chair of the Compensation Committee is Mr. Knowling, and the other members of the Compensation Committee are Messrs. Kagle and Wallman.

Stock Option Committee.    During the fiscal year ended September 30, 2002, the Stock Option Committee of the Board of Directors (the “Stock Option Committee”) acted by written consent in lieu of a meeting on 19 occasions to authorize grants of stock options. The Stock Option Committee administers the Company’s stock option plans with respect to persons other than directors and officers of the Company, and with respect to options to purchase not more than 300,000 shares per calendar quarter. Options to purchase more than 300,000 shares must be approved by the Compensation Committee. The sole member of the Stock Option Committee is Mr. Calderoni.

Nominating Committee.    The Nominating Committee of the Board of Directors (the “Nominating Committee”) was established by the Board of Directors in October 2002 for the purpose of, among other things, (i) making recommendations to the Board of Directors regarding candidates for membership on the Board of Directors and regarding the size and composition of the Board of Directors, and (ii) establishing procedures for the nomination process. The chair of the Nominating Committee is Mr. Knowling, and the other members of the Nominating Committee are Messrs. Kagle and Wallman.

Stockholders may propose director candidates for consideration by the Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at the address of our principal executive offices set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) furnish the Company with the information required by the Company’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to elect such nominee, and (iii) give timely notice to the Secretary of the Company in accordance with the Company’s bylaws, which require that the notice be received by the Secretary of the Company within the time periods described below for stockholder proposals not intended to be included in the Company’s proxy statement and proxy. See “Stockholder Proposals for 2004 Annual Meeting.”

Mr. Kagle will cease serving as a member of the Audit Committee, Compensation Committee and Nominating Committee when his term as a director expires at the Annual Meeting. The Board of Directors plans to elect Mr. Kashnow as a member of each of these committees promptly after the Annual Meeting, if he is elected as a director at the Annual Meeting.

Director Compensation

During the fiscal year ended September 30, 2002, members of the Company’s Board of Directors did not receive any cash compensation. Effective October 1, 2002, directors receive a retainer of $25,000 per year, paid in quarterly installments. In addition, the chair of each committee of the Board of Directors receives an annual retainer of $3,500, also paid in quarterly installments. Directors are entitled to a fee of $2,500 for each meeting of the Board of Directors that they attend and a fee of $1,000 for each meeting of a committee of the Board of Directors. Effective January 1, 2003, directors may elect to convert from 50% to 100% of their cash compensation into shares of the Company’s Common Stock or options to purchase such shares. The shares or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of the Company’s stock on the last trading day in the quarter and into options based on the option valuation method used by the Company in preparing its financial statements. The options have an exercise price equal to 100% of the closing price of the Company’s stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Non-employee directors are eligible for option grants pursuant to the provisions of the 1999 Directors’ Stock Option Plan. Under the 1999 Directors’ Stock Option Plan, as amended effective October 1, 2002, each new non-employee director will be granted an option to purchase 75,000 shares on the date such individual joins the Board of Directors, provided such individual has not been in the prior employ of the Company. In addition, at each annual meeting, each individual who will continue serving as a non-employee director thereafter will receive an additional option grant to purchase 15,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. However, a director will not receive a 15,000-share annual grant in the calendar year in which he received the 75,000-share initial grant. The option price for each option grant under the 1999 Directors’ Stock Option Plan will be equal to the fair market value per share of Common Stock on the automatic grant date. Each initial grant will become exercisable for one-third of the shares after the director completes each of his or her first three years of service on the Company’s Board of Directors. The initial grants become exercisable for all shares if the Company is subject to a change in control. Each annual option grant is fully exercisable on the grant date. Pursuant to the 1999 Directors’ Stock Option Plan, each of Messrs. Kagle and Knowling were granted options to purchase 10,000 shares of Common Stock on March 18, 2002, and Messrs. Knowling and Wallman will be granted options to purchase 15,000 shares of Common Stock on the date of the Annual Meeting. Messrs. Wallman and Kashnow were each granted an option to purchase 75,000 shares of Common Stock on October 28, 2002 and April 30, 2003, respectively.

Directors are also eligible to receive options and be issued shares of Common Stock directly under the Company’s 1999 Equity Incentive Plan. On October 4, 2001, Mr. Knowling was granted a fully vested option to purchase 50,000 shares of Common Stock under the 1999 Equity Incentive Plan at an exercise price of $2.00 per share.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE LISTED HEREIN.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2003. The affirmative vote of the holders of a majority of shares present in person, or represented by proxy, and voting at the Annual Meeting will be required to ratify the appointment of KPMG LLP. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders.

KPMG LLP has audited the Company’s financial statements since 1997. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

Audit fees billed to the Company by KPMG for the audit of the Company’s annual financial statements for its 2002 fiscal year and for the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year totaled $260,000. KPMG also billed $1,914,000 in fees to the Company through May 13, 2003 for services provided in connection with the Company’s internal review and restatement of its consolidated financial statements.

Financial Information Systems Design and Implementation Fees

No financial information systems design and implementation services were provided to the Company by KPMG during the Company’s 2002 fiscal year.

All Other Fees

KPMG also billed $1,152,000 in fees to the Company for professional services for its 2002 fiscal year unrelated to the services captioned above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees.” This amount primarily consists of fees for tax services, statutory audits, Webtrust certification services, and various accounting assistance services on matters including filings with the Securities and Exchange Commission.

The Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of April 30, 2003, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table below and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of April 30, 2003(1)
Beneficial Owner*	Number of Shares	Percentage of Class
Keith J. Krach(2)	14,663,436	5.5%
Robert M. Calderoni(3)	5,736,071	2.1%
Robert C. Kagle(4)	1,112,540	**
Richard A. Kashnow	0	**
Robert E. Knowling, Jr.(5)	95,000	**
Richard F. Wallman	8,043	**
Kevin S. Costello(6)	593,750	**
James W. Frankola(7)	661,107	**
Michael A. Schmitt(8)	1,253,807	**
Eileen J. McPartland	0	**
James W. Steele	16,667	**
John D. True(9)	893,422	**
All current directors and executive officers as a group (11 people)(10)	25,205,314	9.1%

*	These beneficial owners can be reached at Ariba, Inc., 807 11th Avenue, Sunnyvale, California 94089.

**	Less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of April 30, 2003.

(2)	Consists of 10,936,546 shares held by Keith and Jennifer Krach, Trustees of the Krach Family Trust, 113,445 shares held by Keith Krach Trustee of the Jennifer S. Krach Annuity Trust, 113,445 shares held by Keith Krach, Trustee of the Keith Krach Annuity Trust, and 3,500,000 shares held by Boilermaker I Limited Partnership.

(3)	Includes options exercisable for 5,729,167 shares of Common Stock within 60 days of April 30, 2003.

(4)	Includes options exercisable for 30,000 shares of Common Stock within 60 days of April 30, 2003.

(5)	Consists of options exercisable for 95,000 shares of Common Stock within 60 days of April 30, 2003.

(6)	Includes options exercisable for 468,750 shares of Common Stock within 60 days of April 30, 2003, and 62,500 shares subject to forfeiture as of April 30, 2003.

(7)	Includes options exercisable for 659,723 shares of Common Stock within 60 days of April 30, 2003.

(8)	Includes options exercisable for 1,170,473 shares of Common Stock within 60 days of April 30, 2003, and 66,666 shares subject to forfeiture as of April 30, 2003.

(9)	Includes options exercisable for 657,249 shares of Common Stock within 60 days of April 30, 2003, and 133,323 shares subject to forfeiture as of April 30, 2003.

(10)	Includes options exercisable for an aggregate of 8,980,849 shares of Common Stock within 60 days of April 30, 2003, and 279,153 shares subject to forfeiture as of April 30, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2002 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2002, the Company believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year, except that Keith Krach and former director Paul Hegarty each reported one charitable gift made in fiscal year 2001 after the due date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following Summary Compensation Table sets forth the compensation earned by each individual who served as the Company’s Chief Executive Officer during fiscal year 2002, the four other most highly compensated executive officers who were serving as such as of September 30, 2002, and two former executive officers who would have been among the four other most highly compensated executive officers if they had not ceased to be executive officers before September 30, 2002 (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)		Other Annual Compen- sation($)		Restricted Stock Awards($)(2)		Securities Underlying Options(#)		All Other Compen- sation($)
Robert M. Calderoni(3) Director, President and Chief Executive Officer; former Executive Vice President and Chief Financial Officer	2002 2001 2000	594,318 270,455 0	404,480 2,266,250 0	(4)	2,388,351 0 0	(5)	0 0 0		7,000,000 2,500,000 0		300 0 0	(6)

Keith J. Krach(7) Chairman of the Board; Former President and Chief Executive Officer	2002 2001 2000	76,612 200,000 200,000	13,212 80,716 52,808	(8) (8)	0 0 0		0 0 0		0 0 0		106 0 0	(6)

Kevin S. Costello(9) Executive Vice President, Ariba Solutions Delivery	2002 2001 2000	164,063 0 0	150,000 0 0		0 0 0		386,250 0 0	(10)	1,500,000 0 0		88 0 0	(6)

James W. Frankola(11) Executive Vice President and Chief Financial Officer	2002 2001 2000	431,250 0 0	150,000 0 0		0 0 0		0 0 0		1,500,000 0 0		236 0 0	(6)

Eileen J. McPartland(12) Former Executive Vice President	2002 2001 2000	378,409 243,750 164,131	150,000 147,388 36,696		0 0 0		1,206,000 2,995,750 0	(13) (15)	1,500,000 600,000 211,386		52,277 0 0	(14)

Michael A. Schmitt Executive Vice President and Chief Marketing Officer	2002 2001 2000	450,000 165,972 0	151,720 93,089 0	(16)	0 0 0		402,000 481,250 0	(17) (18)	1,500,000 875,000 0		413 0 0	(6)

James W. Steele(19) Former Executive Vice President of Worldwide Sales	2002 2001 2000	450,000 210,227 0	151,483 2,108,750 0	(20)	0 0 0		402,000 481,250 0	(21) (22)	1,500,000 875,000 0		431 0 0	(6)

John D. True(23) Executive Vice President of Worldwide Sales	2002 2001 2000	275,000 225,000 94,938	250,307 157,332 33,405		0 0 0		497,000 790,250 0	(24) (25)	2,091,331 140,000 101,331	(26) (26)	270	(6)

(1)	Salary includes amounts deferred under the Company’s 401(k) Plan.

(2)	The Company does not plan to pay dividends on its Common Stock, but the restricted shares shown in this column are eligible to receive dividends to the same extent as other shares of Common Stock.

(3)	Mr. Calderoni was appointed President and Chief Executive Officer in October 2001.

(4)	Includes $4,480 for President’s Club achievement.

(5)

As described below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” Mr. Calderoni obtained a $4,000,000 loan from an entity affiliated with Mr. Krach. The loan, along with accrued interest, is expected to be forgiven over four years, conditioned upon Mr. Calderoni’s continued employment with the Company. Although the loan was made by a third party, the amount forgiven each year is treated as compensation to Mr. Calderoni from the Company. In addition, the Company has entered into an agreement with Mr. Calderoni under which he is entitled to receive annual cash payments from the Company during the years 2001 through 2004. The amount of each payment will be calculated to compensate Mr. Calderoni for the income taxes that he will incur as the result of the loan forgiveness and the tax reimbursement payment. The amount shown represents $1,163,351 of third-party loan forgiveness and a Company tax reimbursement payment of $1,225,000.

(6)	Represents amounts paid by the Company on behalf of the Named Officer for group term life insurance.

(7)	Mr. Krach resigned as Chief Executive Officer in April 2001 and served as Interim Chief Executive Officer from July 2001 to October 2001.

(8)	Includes $7,200 and $1,800 for President’s Club achievement in fiscal year 2001 and fiscal year 2002, respectively.

(9)	Mr. Costello joined Ariba and was appointed Executive Vice President on May 21, 2002.

(10)	Mr. Costello was granted 125,000 shares of restricted stock on May 21, 2002. Pursuant to the terms of his restricted stock agreement, these shares would vest in their entirety on May 21, 2007 subject to Mr. Costello’s continued employment with the Company. In addition, 50% of the shares were subject to earlier vesting upon Mr. Costello’s achievement of certain milestones established by the Company’s Chief Executive Officer, and the remaining 50% were subject to earlier vesting upon the achievement of certain revenue-based objectives by Mr. Costello’s business unit. 62,500 of the restricted shares vested on August 2, 2002 upon Mr. Costello’s achievement of the established milestones. As of September 30, 2002, Mr. Costello held 62,500 unvested shares of restricted stock having a value on that date of $84,375.

(11)	Mr. Frankola’s employment with the Company began October 16, 2001, and he was appointed Executive Vice President and Chief Financial Officer on December 3, 2001.

(12)	Ms. McPartland ceased to be an executive officer of the Company on August 2, 2002.

(13)	Ms. McPartland was granted 300,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of her restricted stock agreement and subject to her continued employment with the Company, 50,000 of these shares would vest on December 3, 2001, 50,000 of these shares would vest on the first permissible trading day (as defined in her restricted stock agreement) after June 30, 2002, and 100,000 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. 50,000 of these shares vested on each of December 3, 2001 and July 26, 2002. As of September 30, 2002, Ms. McPartland held no unvested shares of restricted stock, as all remaining unvested shares were forfeited back to the Company as of August 2, 2002, her last date of employment with the Company.

(14)	Represents $51,921 paid in respect of accrued flexible time off due to Ms. McPartland as of her last day of employment with the Company, and $356 paid by the Company on Ms. McPartland’s behalf for group term life insurance.

(15)	300,000 shares of restricted stock granted to Ms. McPartland on April 4, 2001, having a value of $1,443,750 as of that date, were cancelled on December 3, 2001.

(16)	Includes $1,720 for President’s Club achievement.

(17)	Mr. Schmitt was granted 100,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with the Company, 16,667 of these shares would vest on February 26, 2002, 16,667 of these shares would vest on the first permissible trading day (as defined in his restricted stock agreement) after June 30, 2002, and 33,333 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. 16,667 of these shares vested on each of February 26, 2002 and July 26, 2002. As of September 30, 2002, Mr. Schmitt held 66,666 unvested shares of restricted stock having a value on that date of $89,999.

(18)	100,000 shares of restricted stock granted to Mr. Schmitt on April 4, 2001, having a value of $481,250 as of that date, were cancelled on December 3, 2001.

(19)	Mr. Steele ceased to be an executive officer of the Company on September 3, 2002.

(20)	Includes $1,483 for President’s Club achievement.

(21)	Mr. Steele was granted 100,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with the Company, 16,667 of these shares would vest on February 1, 2002, 16,667 of these shares would vest on the first permissible trading day (as defined in his restricted stock agreement) after June 30, 2002, and 33,333 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. 16,667 of these shares vested on each of February 1, 2002 and July 26, 2002. As of September 30, 2002, Mr. Steele held 66,666 unvested shares of restricted stock having a value on that date of $89,999. All of these unvested shares were forfeited back to the Company as of October 4, 2002, Mr. Steele’s last date of employment with the Company.

(22)	100,000 shares of restricted stock granted to Mr. Steele on April 4, 2001, having a value of $481,250 as of that date, were cancelled on December 3, 2001.

(23)	Mr. True joined the Company on January 20, 2000 and was appointed Executive Vice President on September 3, 2002.

(24)	Mr. True was granted 50,000 shares of restricted stock on October 1, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with the Company, 16,667 of these shares would vest on the first permissible trading day (as defined in his restricted stock agreement) after March 17, 2002, an additional 16,667 of these shares would vest on the first permissible trading day after September 17, 2002, and the remaining 16,666 of these shares would vest on the first permissible trading day after September 17, 2003. 16,667 of these shares vested on each of April 26, 2002 and October 25, 2002. In addition, Mr. True was granted 100,000 shares of restricted stock on December 3, 2001. Pursuant to the terms of his restricted stock agreement and subject to his continued employment with the Company, 33,334 of these shares would vest on the first permissible trading day after June 30, 2002 and an additional 33,333 of these shares would vest on each of the first permissible trading days after June 30, 2003 and June 30, 2004. As of September 30, 2002, Mr. True held 133,323 unvested shares of restricted stock having a value on that date of $179,986.

(25)	100,000 shares of restricted stock granted to Mr. True on April 4, 2001, having a value of $481,250 as of that date, were cancelled on December 3, 2001.

(26)	These stock options were cancelled on May 14, 2001 in connection with the Company’s stock option exchange program.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended September 30, 2002. No stock appreciation rights were granted during such year.

	Individual Grants
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in 2002(%)(1)	Exercise Price Per Share ($/Sh.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					5%($)	10%($)
Robert M. Calderoni	7,000,000	22.2	3.000	10/15/11	7,505,656	24,390,493
Keith J. Krach	0	n/a	n/a	n/a	n/a	n/a
Kevin S. Costello	1,500,000	4.8	3.090	4/22/12	2,914,927	7,386,996
James W. Frankola	1,500,000	4.8	2.500	10/15/11	2,358,355	5,976,534
Eileen J. McPartland	1,500,000	4.8	2.000	10/3/11	1,886,684	4,781,227
Michael A. Schmitt	1,500,000	4.8	2.000	10/3/11	1,886,684	4,781,227
James W. Steele	1,500,000	4.8	2.000	10/3/11	1,886,684	4,781,227
John D. True	441,331 150,000 1,500,000	1.4 0.5 4.8	4.020 2.971 2.100	12/2/11 4/22/12 9/2/12	1,115,754 280,267 1,981,018	2,827,539 710,251 5,020,289

(1)	Based on an aggregate of 31,526,422 options granted in the fiscal year.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Terms of Options.    The exercise price for each option may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The Board of Directors or its Compensation Committee has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event that the optionee’s service with the Company terminates.

Vesting of Options.    Of the options granted to Mr. Calderoni, 4,500,000 vest in equal monthly increments over the 36 months of continuous service following October 16, 2001. Of the remaining 2,500,000 options granted to Mr. Calderoni, 25% vested on November 22, 2001, and the remaining 75% vest in equal monthly increments over the 36 months of continuous service following November 22, 2001. Of the options granted to Mr. Costello, 25% vested on April 10, 2003, and the remaining 75% vest in equal monthly increments over the 36 months of continuous service following April 10, 2003. Of the options granted to Mr. Frankola, 25% vested on October 16, 2002, and the remaining 75% vest in equal monthly increments over the 36 months of continuous service following October 16, 2002. The options granted to Ms. McPartland, Mr. Schmitt and Mr. Steele vest or vested in equal monthly increments over the 36 months of continuous service following October 4, 2001, except that vesting was deferred to the first anniversary of the respective hire dates of Mr. Schmitt and Mr. Steele because they had not completed one year of service on October 4, 2001. Of the 441,331 options granted to Mr. True, 241,331 represent a replacement of options granted previously and subsequently cancelled (as described under “10-Year Option Repricings” below). These options vest on the schedule that was applicable to the options being replaced. An additional 100,000 options vest in equal monthly increments over the 48 months of continuous service following October 1, 2001, and the remaining 100,000 options vest on October 1, 2006. The options for 150,000 shares granted to Mr. True vest in equal monthly increments over the 36 months of continuous service following April 3, 2002, and the options for 1,500,000 shares granted to Mr. True vest in equal monthly increments over the 36 months of continuous service following September 3, 2002.

Acceleration of Vesting.    Under each of the options, the option shares will vest upon an acquisition of the Company by merger or asset sale, unless the acquiring company assumes the options. In addition, if a change in control occurs within 12 months after the optionee’s vesting start date, then the option will vest as to an additional number of shares as if the optionee had been in service 12 additional months. If a change in control occurs more than 12 months after the optionee’s vesting start date, then the option will vest as to the lesser of (a) 50% of the then remaining unvested portion of the option or (b) the excess of 75% of the total number of shares originally subject to the option over the number of shares that had already vested. Each option will fully vest if, within 12 months after a change in control, the optionee’s employment or service is terminated without cause or the optionee resigns after he or she, without his or her consent, is subject to a material reduction in responsibility, a reduction in level of compensation or a relocation of place of employment by more than 50 miles.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2002 and option holdings as of September 30, 2002 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

	Shares Acquired on Exercise(#)	Value Realized (Market Price at Exercise Less Exercise Price)($)	Number of Securities Underlying Unexercised Options at September 30, 2002(#)		Value of Unexercised In-the-Money Options at September 30, 2002($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Calderoni	0	n/a	3,666,666	5,833,334	0	0
Keith J. Krach	0	n/a	0	0	n/a	n/a
Kevin S. Costello	0	n/a	0	1,500,000	n/a	0
James W. Frankola	0	n/a	0	1,500,000	n/a	0
Eileen J. McPartland	125,000	341,250	701,743	0	0	n/a
Michael A. Schmitt	208,000	671,840	596,688	1,570,312	0	0
James W. Steele	208,333	635,166	596,355	1,570,312	0	0
John D. True	0	n/a	174,499	1,916,832	0	0

(1)	Based on the fair market value per share of the Company’s Common Stock at September 30, 2002 ($1.35) less the exercise price payable for such shares.

10-Year Option Repricings

The following table reflects any adjustment or amendment to the exercise price of any stock option or stock appreciation right previously awarded to any of the Named Officers since the Company’s initial public offering. The Company granted replacement options to John True in December 2001 pursuant to its stock option exchange program. At the time of the replacement option grants, Mr. True was not an executive officer, and no other executive officers were permitted to participate in the stock option exchange program. Please see the Compensation Committee Report for more information about the stock option exchange program.

Name	Date	Number of Securities Underlying Options Repriced or Amended(#)	Exercise Price at Time of Repricing or Amendment($)	Market Price of Stock at Time of Repricing or Amendment($)	New Exercise Price($)	Length of Original OptionTerm Remaining at Date of Repricing or Amendment
John D. True Executive Vice President	12/3/01 12/3/01 12/3/01 12/3/01	81,331 20,000 40,000 100,000	22.5700 106.6250 29.0000 4.8125	4.02 4.02 4.02 4.02	4.02 4.02 4.02 4.02	95 months 99 months 111 months 112 months

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Compensation Committee, as administrator of the Company’s stock option plans, can provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or director of the Company in connection with certain changes in control of the Company. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. Except for Mr. Calderoni, Mr. Frankola, Mr. Costello and Mr. Schmitt, none of the Company’s executive officers has an employment agreement with the Company.

The Company entered into an agreement with Robert M. Calderoni, its Director, President and Chief Executive Officer, under which he is entitled to receive annual cash payments from the Company during the years 2001 through 2004. The amount of each payment will be calculated to compensate Mr. Calderoni for income taxes that he will incur as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, Chairman of the Board of Directors and co-founder of the Company. The aggregate principal amount of such indebtedness is $4,000,000, and it is expected to be forgiven along with accrued interest, over four years, conditioned upon his continued employment with the Company. For the year ended September 30, 2002, such payment amounted to $1,225,000 and the amounts are expected to decrease gradually over the remaining term. The entire amount of the indebtedness will be forgiven if the Company is subject to a change in control, if Mr. Calderoni’s employment is terminated by the Company without cause, if his employment terminates because of his death or disability or if he resigns after the Company, without his consent, has materially reduced his responsibilities, has reduced his base salary or target bonus or has relocated his place of employment by more than 25 miles. If the forgiveness of indebtedness is accelerated, the Company’s payments will be accelerated as well. The Company has also entered into a severance agreement with Mr. Calderoni that provides for a continuation of his cash compensation (base salary plus most recent bonus) for 12 months if the Company terminates his employment for a reason other than cause or disability or if, within 12 months after the Company is subject to a change in control, he resigns after the Company, without his consent, has materially reduced his responsibilities, has reduced his compensation or has relocated his place of employment by more than 50 miles. In addition, the severance agreement provides that Mr. Calderoni receives an additional 12 months of service credit for purposes of determining the vested portion of his options and restricted shares if the Company terminates his employment for a reason other than cause or disability. Any benefits under the severance agreement are contingent on Mr. Calderoni’s executing a general release of all claims and complying with certain restrictive covenants.

The Company entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, in October 2001 that establishes his base salary, target bonus and initial option grant and that further provides for a continuation of his cash compensation (base salary plus the lesser of (i) the sum of his actual bonuses for the last four completed fiscal quarters preceding the termination of his employment or (ii) his target bonuses for those four completed fiscal quarters) for 12 months if the Company terminates his employment for any reason other than cause or permanent disability. Any severance benefits under this agreement are contingent on Mr. Frankola’s executing a general release of all claims and complying with certain restrictive covenants. In addition, the agreement provides for an unsecured loan from the Company to Mr. Frankola in the amount of $1,500,000. The principal amount of the loan and accrued interest becomes payable in full immediately after Mr. Frankola’s employment with the Company terminates for any reason other than a termination by the Company without cause. Further, the agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with the Company as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as the Company’s Chief Financial Officer.

The Company entered into an agreement with Kevin S. Costello, its Executive Vice President, Ariba Solutions Delivery, in April 2002 that establishes his base salary, target bonus and initial option and restricted stock grants and that further provides for a continuation of his cash compensation (base salary plus the lesser of (i) the sum of his actual bonuses for the last four completed fiscal quarters preceding the termination of his employment or (ii) his target bonuses for those four completed fiscal quarters) for 12 months and the acceleration of the vesting of his restricted stock grant if the Company terminates his employment for any reason other than cause or if he resigns from the Company within 12 months after (a) the Company, over his written objection, has required him to report to anyone other than the Company’s Chief Executive Officer, (b) the Company has reduced his base salary below his starting salary, or (c) the Company, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Any severance benefits under this agreement are contingent on Mr. Costello’s executing a general release of all claims and complying with certain restrictive covenants. In addition, the agreement provides for two unsecured loans from the Company to Mr. Costello in the aggregate amount of $1,000,000. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with the Company terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if the Company is subject to a change in control or if Mr. Costello resigns from the Company within 12 months after (a) the Company, over his written objection, has required him to report to anyone other than the Company’s Chief Executive Officer, (b) the Company has reduced his base salary below his starting salary, or (c) the Company, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with the Company, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with the Company.

The Company entered into an agreement with Michael A. Schmitt, its Executive Vice President and Chief Marketing Officer, in September 2002 that provides for a continuation of his cash compensation (base salary plus the lesser of (i) the sum of his actual bonuses for the last four completed fiscal quarters preceding the termination of his employment or (ii) his target bonuses for those four completed fiscal quarters) for 12 months if the Company terminates his employment for a reason other than cause or disability. Any benefits under this agreement are contingent on Mr. Schmitt’s executing a general release of all claims and complying with certain restrictive covenants.

The Company entered into an agreement with James W. Steele, its former Executive Vice President of Worldwide Sales, in September 2002 relating to the termination of his employment with the Company. The agreement provided that, in accordance with the terms of his previously-existing agreement with the Company, the Company would continue to pay Mr. Steele his cash compensation (base salary of $450,000 and bonus of

$150,000) for 12 months from his termination date. The agreement also contains certain restrictive covenants, mutual releases and other customary terms and conditions.

Compensation Committee Report

The Compensation Committee (the “Committee”) has the authority to establish the level of base salary payable to the Chief Executive Officer (the “CEO”) and the other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and the other executive officers. The Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Company performance and executive pay. Additionally, the Committee or the Board of Directors is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

For the fiscal year ended September 30, 2002, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy.    The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of the Company. The following specific strategies are utilized to guide the Company’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•	Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of compensation. Similarly, if performance is below expectations, then there should be a lower level of compensation or there may be no variable compensation.

•	Compensate Competitively. The Company should compare its compensation programs to those of other companies in similar industries and establish compensation programs that are substantially at market.

During fiscal year 2002, the Company’s executive compensation program included these key elements:

•	Base Salary. The Company establishes the base salaries of its executives based on competitive market practices. Additionally, each executive’s base pay is considered relative to the total compensation package, including cash incentives and equity-based incentives.

•	Cash-Based Incentives. During fiscal year 2002, five executives of the Company participated in a cash incentive program under which payment was based upon the Company’s performance. This program was designed to award payment only when the Company achieved a threshold level of performance. Specifically, an incentive target was established at the beginning of the year based on Company operating results; upon the Company’s achievement of that target in any quarter, each executive’s respective annual target bonus would be paid in its entirety. During the second quarter of the 2002 fiscal year, the Company met the established goal. As a result, the bonus paid to the CEO and other executives was 100% of the annual target. Each year, the annual incentive plan is reevaluated and new performance targets are established, reflecting the Company’s business plan and financial goals.

•

Equity-Based Incentives.    Stock options and restricted stock awards are designed to align the interests of each executive with those of the stockholders. Each year, the Committee considers the grant of stock options and restricted stock awards to executives. The Committee believes that such awards provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. Options are granted with exercise prices equal to or greater than the fair market value of the stock at the time of grant and typically have three- to four-year vesting periods, contingent upon the executive’s continued employment with the Company. The number of stock option shares that are granted to individual executives is based on demonstrated performance. During fiscal year 2002, each executive officer (other than the CEO) was granted an option to purchase 1,500,000 shares of Company common stock as part of an incentive and retention initiative driven by the existing business environment. Also during fiscal year 2002, the Committee considered and granted restricted stock awards to executive officers, in some cases in replacement of previously-granted and canceled restricted stock awards.

CEO Compensation.    Mr. Calderoni received an annual base salary of $600,000. In addition, Mr. Calderoni received a benefit of $1,163,351 reflecting partial forgiveness of a loan, along with accrued interest, from an entity controlled by Mr. Krach. Furthermore, Mr. Calderoni received an additional payment of $1,225,000, which was calculated to make him whole for the income taxes he incurred as a result of such forgiveness and such bonus. The remaining component of the CEO’s 2002 fiscal year incentive cash compensation, a bonus of $400,000, was entirely dependent upon the Company’s performance, was not guaranteed, and was based on the same incentive plan that applied to the other executive officers. Mr. Calderoni was also granted an option to purchase 7,000,000 shares of Company common stock at an above-market exercise price, which represents a negotiated arm’s-length compensation arrangement in connection with his promotion to CEO. Mr. Krach served as acting CEO for a period of time ending October 15, 2001, two weeks into fiscal year 2002. The annual base salary for Mr. Krach at that time was $200,000.

Limitation on Tax Deductions.    Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the named executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Stock Option Exchange Program.    The Company announced a stock option exchange program (the “Exchange Program”) available to all employees except executive officers in February 2001 which, for the purposes of this proxy statement only, is deemed to be a “repricing.” The Exchange Program entitled non-executive employees to voluntarily forfeit some or all of their stock options on May 14, 2001, with replacement options having substantially identical terms as the forfeited options to be granted no sooner than six months and one day later, subject to each participant’s continued employment. Mr. True was among those eligible to participate in the Exchange Program at the time. Mr. True elected to exchange options to purchase an aggregate of 241,331 shares having option prices from $4.8125 to $106.625. On December 3, 2001, the replacement option grant date for all participants in the Exchange Program, Mr. True received replacement options to purchase 241,331 shares with an option price of $4.02 per share, which was the closing price per share of the Company’s common stock on that date.

Submitted by the Compensation Committee of the Board of Directors:

Robert E. Knowling, Jr., Chair

Robert C. Kagle

Richard F. Wallman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed in April 1999, and the members of the Compensation Committee are Messrs. Kagle, Knowling and Wallman. None of these individuals was at any time during fiscal year 2002, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s certificate of incorporation limits the liability of the Company’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, the Company plans to advance or indemnify certain directors and officers for fees and expenses incurred by them in connection with the internal review resulting in the restatement of its consolidated financial statements, related legal proceedings and other matters.

As previously reported, beginning January 27, 2003, following the Company’s announcement that it would restate its financial statements, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders purporting to assert, on the Company’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims are based on the Company’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in the Company’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which the Company is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by the Company to one of the Company’s officers, as reflected in the Company’s then proposed restatement. The complaints seek the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

The Company entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, in October 2001 which provides for an unsecured loan from the Company to Mr. Frankola in the amount of $1,500,000 at an annual interest rate of 3.55%. The principal amount of the loan and accrued interest becomes payable in full immediately after Mr. Frankola’s employment with the Company terminates for any reason other than a termination by the Company without cause. Further, the agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with the Company as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as the Company’s Chief Financial Officer. The largest aggregate amount of the loan outstanding during fiscal year 2002 was $1,550,916. As of March 31, 2003, $772,065 remained outstanding.

The Company entered into an agreement with Kevin S. Costello, its Executive Vice President, Ariba Solutions Delivery, in April 2002 which provides for two unsecured loans from the Company to Mr. Costello, the first in the amount of $600,000 at an annual interest rate of 3.21% and the second in the amount of $400,000 at an annual interest rate of 3.18%. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with the Company terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if the Company is subject to a change in control or if Mr. Costello resigns from the Company within 12 months after (a) the Company, over his written objection, has required him to report to anyone other than the Company’s Chief Executive Officer, (b) the Company has reduced his base salary below his starting salary, or (c) the Company, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with the Company, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with the Company. The largest aggregate amounts of the loans outstanding during fiscal year 2002 were $606,965 and $405,959 respectively. As of March 31, 2003, $616,569 and $412,302 remained outstanding, respectively.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the charter is attached as Exhibit B to the Company’s proxy statement for its 2001 Annual Meeting of Stockholders. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors, including discussions in connection with the internal review undertaken at the direction of the Board of Directors that resulted in the restatement of the Company’s financial statements for the fiscal years ended September 30, 2000 and 2001 and for the quarters ended December 31, 1999 through June 30, 2002. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent auditors.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market.

Submitted by the Audit Committee of the Board of Directors:

Richard F. Wallman, Chair

Robert C. Kagle

Robert E. Knowling, Jr.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between June 23, 1999 (the date the Common Stock commenced public trading) and September 30, 2002, with the cumulative total return of (i) the Morgan Stanley High Tech Index (the “MSH Index”) and (ii) the Standard and Poor’s 500 Index (the “S&P Index”), over the same period. This graph assumes the investment of $100.00 on June 23, 1999 in the Common Stock, the MSH Index and the S&P Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from Bloomberg, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Note: S&P performance does not include reinvested dividends.

The Company effected its initial public offering of Common Stock on June 22, 1999 at a price of $5.75 per share (as adjusted to reflect the stock splits in 1999 and 2000). The graph above, however, commences with the closing price of $22.50 per share (as adjusted to reflect these stock splits) on June 23, 1999—the date the Company’s Common Stock commenced public trading.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002, INCLUDING THE FINANCIAL STATEMENTS CONTAINED THEREIN. REQUESTS SHOULD BE SENT TO ARIBA, INC., 807 11th AVENUE, SUNNYVALE, CALIFORNIA 94089, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than January 20, 2004. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not earlier than March 5, 2004 and not later than April 4, 2004. If the date of the next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order Of The Board Of Directors

James W. Frankola

Executive Vice President and Chief Financial Officer

Sunnyvale, California

May 19, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

PROXY	ARIBA, INC.	PROXY
807 11th Avenue, Sunnyvale, CA 94089

This Proxy is Solicited on Behalf of the Board of Directors of Ariba, Inc.

for the Annual Meeting of Stockholders to be held June 30, 2003

The undersigned holder of Common Stock, par value $.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and James W. Frankola, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 30, 2003 at 8:00 a.m. local time, at the San Mateo Marriott, 1770 S. Amphlett Boulevard, San Mateo, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR AND “FOR” PROPOSAL NO. 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

ARIBA, INC.

☒ Please	mark votes as in this example.

1.	To elect the following director to serve for a term ending upon the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominee: Richard A. Kashnow

FOR    ☐        WITHHELD        ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW     ☐

2.	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending September 30, 2003.

FOR    ☐        WITHHELD        ☐        ABSTAIN    ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MARK HERE IF YOU DO NOT WANT TO RECEIVE FURTHER COMPANY REPORTS.    ☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature:                                                                                               Date:

Signature:                                                                                                Date: